Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

We hereby consent to the use in the Registration Statement of Splash Beverage Group, Inc., on Form S-1 that was filed on or about April 7, 2021, of our Report of Independent Registered Public Accounting Firm, dated March 27, 2020, on the Balance Sheets of Canfield Medical Supply, Inc., as of December 31, 2019 and 2018, and the related Statements of Operations, Changes in Stockholders' Deficit, and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the use of our name under the caption “Experts.”

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 7, 2021